Exhibit 10.2

*** Certain information in this exhibit has been excluded because it constitutes personal information which, if disclosed, would constitute a clearly unwarranted invasion of privacy.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Consulting Agreement”) is executed as of May 6, 2019 to be effective as of May 7, 2019 (the “Effective Date”), by and between Assembly Biosciences, Inc., a Delaware corporation with its principal place of business at 11711 N. Meridian Street, Suite 301, Carmel, IN 46032 (the “Company”), and Uri A. Lopatin residing at [***] (the “Consultant”).  This Consulting Agreement is being entered into by the parties pursuant to that certain Separation Agreement and General Release of Claims dated 6, 2019 (the “Separation Agreement”) and is Exhibit B to such Separation Agreement.

WITNESSETH:

WHEREAS, Company desires to engage Consultant to serve as interim acting chief medical officer for the Company, clinical and scientific support for the Company’s on-going hepatitis B virus clinical trials and provide clinical and scientific advisory services on an independent contractor basis as outlined below, and Consultant wishes to provide such services to Company; and

WHEREAS, Company and Consultant desire to establish and document the terms and conditions of such consulting relationship between them.

NOW, THEREFORE, in consideration of the mutual promises and obligations of the parties set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Appointment of Consultant; Services. Company appoints Consultant and Consultant hereby accepts appointment as consultant to the Company. In this capacity, (a) during the Initial Consulting Period (defined below) Consultant shall serve as interim acting chief medical officer for the Company and perform such duties as are consistent with such a position, including oversight for the Company’s medical personnel and contractors working on the Company’s hepatitis B virus clinical trials, and other projects as may be requested from time to time by the Chief Executive Officer of the Company, and agreed to by Consultant, including providing an orderly transition of Consultant’s clinical operations to appropriate personnel of the Company and, (b) following the Initial Consulting Period Consultant shall provide scientific advisory services as requested by the Chief Executive Officer of the Company, and agreed to by Consultant and continue to provide orderly transition of Consultant’s clinical operations to appropriate personnel of the Company, as requested (the “Services”).  Consultant and Company shall work together to delineate the scope of each project and the timeline and deliverables related thereto.  From the Effective Date through July 31, 2019 (the “Initial Consulting Period”), Consultant is expected to work up to 30 hours per week in the performance of the Services, and after the Initial Consulting Period, it is anticipated that Consultant will work no more than 10 hours per week for the Company.   Consultant and Company acknowledge that Service hours may vary from month to month.  In the event Consultant anticipates that in the reasonable performance of his Services to Company in a given month Consultant will exceed the anticipated monthly Service level, Consultant shall notify the Chief Executive Officer of the Company in writing and obtain written authorization to exceed the anticipated Serve level.

2.          Term; Termination. Upon the Separation Agreement becoming effective, this Consulting Agreement will be effective as of the Effective Date and will continue in effect until and through December 31, 2020 (the “Term”).  This Consulting Agreement may be terminated at any time by either party, with or without Cause (as defined below), and without prejudice to any right or remedy a party may have due to any failure of the other party to perform their obligations under this Consulting Agreement, upon ninety (90) days written notice to the other party. The Company may, in addition to any other rights it may have at law or in equity, terminate this Consulting Agreement immediately and without prior notice for Cause or if Consultant refuses to or is unable to perform the Services, including by reason of death or disability (as determined reasonably and in good faith by the Company’s Chief Executive Officer) or if Consultant is in breach of any material provision of this Consulting Agreement or the Separation Agreement and fails to cure such breach (to the extent capable of being cured) within thirty (30) days after receipt of written notice describing in detail Consultant’s claimed breach.

3.          Duties of Consultant.  Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the Services. Consultant shall perform his Services under this Agreement in good faith and in a professional, diligent, competent and timely manner, but Consultant makes no additional warranties, whether express or implied, including any warranty of merchantability, fitness for a particular purpose, suitability, or otherwise.  Without limiting the foregoing, Consultant shall provide Services to Company in accordance with generally accepted professional standards as applied to similar projects performed under similar conditions prevailing in the industry at the time such Services are rendered to the Company. Consultant shall not subcontract any portion of Consultant’s duties or obligations under this Consulting Agreement without the prior written consent of the Company.

4.          Services for Others.  Consultant will be free to perform consulting services for, and enter into employment or other business relationships with, other persons and entities during the Term. The Services required of Consultant under this Consulting Agreement will not interfere with any other consulting, employment, business or personal obligations of Consultant during the Term. Consultant shall promptly (an in any event within 5 business days) advise Company at such time as Consultant becomes an employee of another Company.

5.          Compensation of Consultant. As compensation for the performance of the Services, the Company will pay Consultant during the Term a monthly consulting fee as follows:  (a) during the Initial Consulting Period, in the amount of Twenty-Six Thousand Dollars and  00/100 ($26,000) per month (pro-rated for portions thereof); and (b) for the remainder of the Term following the Initial Consulting Period, in the amount of Eight Thousand Six Hundred Dollars and  xx/100 ($8,600) per month (pro-rated for portion thereof) is owed for Services.  In the event Consultants Service hours exceed a month’s aggregate anticipated Service level by more than 10%, then Consultant may assess an additional fee for that month equal to $220/hour for each hour above the anticipated Service level for that month.  Travel within the San Francisco Bay Area shall not be deemed consulting time.  Requested travel outside of the San Francisco Bay Area will be subject to Consultant approval and be included in time spent on Services and, if resulting in more than a 10% overage, will be subject to a $110 per travel hour fee for actual transit time (not to exceed 8 hours in any one day).  Such cash compensation is to be paid to Consultant within thirty (30) days after the completion of a given calendar month or upon receipt of an invoice from Consultant, whichever is later. The invoice shall summarize the work performed and if additional compensation has been earned, the invoice shall set forth the amount of the overage. Overages should be allocated first to travel time and second to Services.  As provided in the Separation Agreement, Services under this Agreement shall constitute Continuous Service (as defined in the applicable equity award) under Consultant’s existing equity awards.  During the Term of this Agreement, such equity awards shall continue to vest until the cessation of Continuous Service and be subject to forfeiture/expiration in each case in accordance with their terms and the applicable stock incentive plan.

6.          Expenses.  Consultant shall be reimbursed for any reasonable expenses incurred while performing Services on behalf of Company, including travel (i.e., airfare, meals and lodging), provided such expenses are approved by Company in advance.  All air travel on behalf of Company shall be coach class (except for international travel which may be business class in accordance with the Company’s travel policy) unless otherwise mutually agreed by the parties.  As a condition to receipt of reimbursement, Consultant shall be required to submit to Company reasonable supporting documentation, consistent with the Company’s ordinary expense reimbursement policies.

7.          Independent Contractor Status of Consultant.

(a)        Consultant's legal status is an independent contractor of Company.  Nothing in this Consulting Agreement makes Consultant the agent, partner, joint venturer, employee or legal representative of Company for any purpose whatsoever; nor shall Consultant hold himself out as such.  Consultant will have no authority to bind Company in any manner or for any purpose.

(b)        Consultant will not be an employee of Company for any purpose, including for purposes of the Fair Labor Standards Act's minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, except for the Health Benefit provided in the Separation Agreement, Consultant understands and agrees that he will not be entitled to any employee benefits that may be made available by the Company to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers' compensation, health or disability benefits.

(c)        Consultant acknowledges that he has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any compensation due under this Consulting Agreement. Consultant understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Consulting Agreement, and Consultant agrees that he is solely responsible for any such tax payments.

8.         Representations. Consultant hereby represents and warrants to Company that (a)  Consultant is free to enter into this Consulting Agreement with Company and to perform the Services described herein; (b) the execution of this Consulting Agreement and the performance of the Services by Consultant will not result in the breach of any express or implied, oral or written, contract or agreement, to which Consultant is bound (including, without limitation, any non-competition agreement with a current or prior employer); and (c) the execution of this Consulting Agreement and the performance of the Services will not at any time interfere with or violate any third party rights (including, without limitation, the use, disclosure, misappropriation, or infringement of any confidential information, proprietary rights or intellectual property belonging to any other person or entity).

9.         Indemnification.

(a)        Consultant shall indemnify and hold Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees (collectively “Losses”) arising out of or based upon (i) Consultant’s gross negligence or willful misconduct; and (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Consulting Agreement, except in each case for those Losses as to which Company has an obligation to indemnify Consultant pursuant to Section 9(b), as to which Losses each party will indemnify the other to the extent of their respective liability.

(b)        The Company shall indemnify and hold Consultant harmless from and against all Losses arising out of or based upon (i) Company’s gross negligence or willful misconduct,  (ii) any breach or alleged breach by Company of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Consulting Agreement, and (iii)  the Company’s use of Consultant’s Services performed in compliance with this Agreement, except in each case for those Losses as to which Consultant has an obligation to indemnify a Company indemnitee pursuant to Section 9(a), as to which Losses each party will indemnify the other to the extent of their respective liability.

10.       Ownership of Intellectual Property

(a)        Consultant will immediately and fully disclose in writing to the Company all intellectual property and other proprietary information, including without limitation,  all inventions, methods, processes, innovations, discoveries, developments, ideas, technologies, computer code and programs, macros, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship, technical materials relating to the business of the Company conceived or developed by the  Consultant in providing the Services under this Consulting Agreement during  the Term  (collectively, “Intellectual Property”) whether or not any such Intellectual Property is patentable, copyrightable, or otherwise protectable. Notwithstanding the foregoing, this Consulting Agreement shall not be construed to apply to and shall not create any assignment of any Intellectual Property of Consultant that Consultant developed entirely on his own time without using the Company's equipment, facilities, confidential or trade secret information, except for Intellectual Property that results from any work performed by the Consultant for the Company.

(b)         Consultant does hereby, and will from time to time immediately upon the conception or development of any Intellectual Properly in the course of Consultant's engagement with the Company under this Consulting Agreement assign to the Company all of his right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing).

(c)         Consultant will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after Consultant's engagement with the Company) in order to more fully vest in the Company sole and exclusive right, title, and interest in and to all Intellectual Property. Consultant agrees to cooperate with and provide reasonable assistance to the Company in the preparation of applications for letters patent, copyright, and other forms of protection for Intellectual Property, including but not limited to the execution and delivery of any instruments reasonably requested by the Company (both during and after Consultant's engagement with the Company), in order to protect the Company’s interest in and to all Intellectual Property. If the Company is unable for any reason to secure Consultant's signature on any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Intellectual Property (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its Chief Executive Officer or General Counsel as Consultant's agent and attorney-in-fact to act for and in behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Consultant.

11.       Confidential Information.

(a)         Consultant acknowledges that during the Term of this Consulting Agreement, he will have access to certain highly-sensitive, confidential, and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company's business (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, including all copies, notes, or other reproductions or replicas thereof: clinical trial strategies, clinical outcomes, patient data, clinical trial results, financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, licensed, or maintained by the Company; information related to the Company's  inventions,  research,  products, designs, methods, know-how, formulae, techniques, systems, processes; non-public information relating to the Company's clinical trials, suppliers, employees, distributors, or investors; the specific terms of the Company's agreements or arrangements, whether oral or written, with any supplier, vendor, collaborator or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company's business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)        Consultant agrees that he will maintain the confidentiality of the Confidential Information at all times and will not, directly or indirectly, use or disclose any Confidential Information for any purpose other than to the extent necessary to perform the Services.  Consultant may disclose that he is a consultant of the Company and, subject to Consultant’s confidentiality obligations disclose the general nature of the Services Consultant provides to Company under this Consulting Agreement.

(c)         Consultant's obligations under this Section 11 will not apply to any information that (i) becomes generally known to the public without any breach of this Consulting Agreement by  Consultant or of any similar agreement  by any other employee or contractor of the Company, (ii)  is disclosed to Consultant by a third party under no obligation of confidentiality to the Company and/or any service provider of the Company, or (iii) the Consultant is required to disclose by subpoena, court order or law, provided that, unless otherwise prohibited by law, Consultant first notifies Company of the existence and terms of such requirement, gives Company a reasonable opportunity to seek a protective order or similar relief to prevent or limit such disclosure, and only discloses that information actually required to be  disclosed.

(d)        The foregoing notwithstanding, pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Consulting Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state or local government agency or to discuss the terms and conditions of Consultant’s engagement by the Company to the extent that such disclosure is protected under applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

12.        Return of Property. Except as provided in the Separation Agreement, upon termination of Consultant's engagement with the Company for any reason, or at any time upon request of the Company, Consultant will promptly deliver to the Company all Confidential Information in any form along with all personal property belonging to the Company that is in Consultant's possession, custody, or control, including, without limitation, all files, memoranda, designs, correspondence, manuals, programs, data, records, notes, notebooks, reports, papers, equipment, computer software, proposals, or any  other files, material, document or possession (whether in hard copy or any electronic format), however obtained, along with any reproductions or  copies.  Consultant will use reasonable efforts to delete emails that contain Company Confidential Information; it being understood that any Company Confidential Information retained in any email that has not been permanently deleted continues to be subject to the confidentiality provisions of this Agreement even following termination.

13.        Remedies. Consultant acknowledges and agrees that the breach or threatened breach of

Sections 10, 11 and/or 12 of this Consulting Agreement may result in immediate and irreparable injury to Company, which injury may not be subject to redress by monetary damages. Accordingly, Consultant agrees that Company is entitled to enforce this Consulting Agreement by seeking a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief, and without the necessity of posting any bond. Nothing in this Section prohibits the Company from pursuing any other remedies available to it in law or equity, including but not limited to the recovery of monetary damages.

14.       Assignment. Due to the personal nature of the Services to be rendered hereunder, Consultant may not assign this Consulting Agreement.  The Company may assign this Consulting Agreement without the consent of Consultant.  Subject to the foregoing, this Consulting Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

15.       Governing Law; Venue. This Consulting Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Any litigation arising out of or related to this Consulting Agreement will be brought exclusively in any state or federal court in San Francisco, California. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Consulting Agreement in any other court or jurisdiction.

16.       Compliance with Laws

(a)     Absence of Debarment/Exclusion. Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration or comparable foreign equivalent from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 or comparable foreign law or regulation.  Consultant will immediately notify Company if it becomes aware of any such action being taken or threatened to be taken against Consultant.

(b)     Anti-Bribery and Corruption Covenant.  Consultant shall not violate any applicable anti-bribery and anti-corruption laws or regulations, including the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, the China anti-bribery and corruptions laws or other local laws applicable to your Services (collectively, the “Anti-Bribery Laws”). Consultant shall not make, directly or indirectly, in connection with this Consulting Agreement or any Services or in connection with any other business transaction related to Company, a payment or gift of, or an offer, promise or authorization to give money or anything of value to any (a) (i) director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent or representative) of any Government Entity (as defined below), or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) political party, political party official or political party employee; (iii) candidate for public or political office; (iv) any royal or ruling family member; or (v) agent or representative of any of those persons listed in subcategories (i) through (iv) (collectively, “Government Official”); (b) person or entity; or (c) other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to a Government Official or another person or entity; for the purpose of: influencing any act or decision of such Government Official or such person or entity in his/her or its official capacity, including a decision to do or omit to do any act in violation of his/her or its lawful duties or proper performance of functions; or inducing such Government Official or such person or entity to use his/her or its influence or position with any Government Entity or other person or entity to influence any act or decision; in order to obtain or retain business for, direct business to, or secure an improper advantage for Company. “Government Entity” means (i) any national, state, regional or local government (including, in each case, any agency, department or subdivision of such government), and any government agency or department; (ii) any political party;

(iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.  Consultant shall when requested by Company from time to time, provide a certification in form and substance satisfactory to Company, signed by Consultant, certifying that Consultant is in compliance with this Section 16(b). A violation of this Section 16(b) shall constitute a material breach of this Consulting Agreement by Consultant.

(c)     Insider Trading.   Consultant acknowledges that the Company is an issuer with securities registered pursuant to U.S. Securities Act of 1933, as amended and that the disclosure of non-public information regarding the Company or any of its subsidiaries by Consultant or trading in the securities of the Company while in the possession of material nonpublic information is a material breach of the terms of this Consulting Agreement and may subject the Company and/or Consultant to liability.

17.       Miscellaneous.

(a)        The provisions of Sections 2 and 6-17 will survive the termination of this Consulting Agreement for any reason.

(b)       Should any provision of this Consulting Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Consulting Agreement and the application thereof other than those provisions held invalid or unenforceable, shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

(c)        No waiver by either party of any breach of this Consulting Agreement shall be construed as a waiver of any succeeding breach of this Consulting Agreement.

(d)       This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.

(e)        This Consulting Agreement, together with the Separation Agreement and the documents referenced therein, represents the entire and integrated agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral regarding the subject matter thereof.

(f)        For purposes of this Consulting Agreement, the term “Cause” means  (i)  any act of willful or intentional misconduct, or fraudulent act by the Consultant having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company; (ii) any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony); and (iii) willful breach by the Consultant of any of the provisions of Sections 8, 10, 11, 12 or 16 of this Consulting Agreement, and (iv) Consultant entering the employ of, or rendering any services to, any person engaged in any business that directly competes with the Business of Company as determined reasonably and in good faith by the Company. For purposes of this Section 17(f), “Business” shall mean any business directly related to design or development of hepatitis B virus treatments or hepatitis B curative therapeutic products and any other product or services that the Company can establish with contemporaneous documents it is providing, designing or developing during the Term of this Consulting Agreement and on which Consultant provides substantive Services during the Term of this Consulting Agreement.

(g)        This Consulting Agreement may be amended only by a written instrument signed by both Company and Consultant.

(h)       The Consultant shall be listed as an additional insured under the Company’s clinical trials/product liability insurance with respect to policies covering trials upon which Consultant provides Services.

[Signature Page Follows]

IN WITINESS WHEREOF, the parties hereto have executed this Consulting Agreement to be effective as of the Effective Date.

CONSULTANT:	COMPANY:

ASSEMBLY BIOSCIENCES, INC.

/s/ Uri A. Lopatin, M.D.	By:	/s/ Derek A. Small
Uri A. Lopatin, M.D.		Derek A. Small
Chief Executive Officer and President

[Signature Page to Consulting Agreement]

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